Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 25, 2003, except for the second paragraph of Note 1 and Note 13, as to which the date is October 9, 2003, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-109653) and related Prospectus of Xcyte Therapies, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

November 20, 2003